                                                                   EXHIBIT 10.29
CONFIDENTIAL TREATMENT REQUESTED


                          METATOOLS SOFTWARE LICENSE

LICENSEE:           Prisma Express Distributionsgesellschaft GmbH
                    Neumann-Reichardt Strasse 27, Haus 14
                    22013 Hamburg, Germany

METATOOLS SOFTWARE PRODUCT LICENSED:  KPT 3.0 / KPT Bryce /KPT Vector Effects /
                                      KPT Final Effects / Convolver /
                                      PowerPhotos / Kai's Power Soap Special
                                      Edition and All future products and
                                      upgrades created by MetaTools

DELIVERY REQUIREMENTS:                Gold Master

TERRITORY:          Exclusive rights for Germany, Austria & Switzerland in all languages. During the term of this Software License, MetaTools shall not authorize another distributor or contract with another Licensee for marketing or selling of the Software in the exclusive territory, except as part of an international OEM license as to which Licensee shall be made aware and as to which Licensee shall receive **% of MetaTools revenue derived from that portion of such an international OEM license which is directly attributable to the Territory. Packaging of the Software shall contain a sticker or be labeled "Not for Export Outside of the European Union."

TERM: December 30, 1996 to June 30, 1998 and the 30-day right of first negotiation for a further extension of the term, such negotiations to commence no later than November 1, 1997.

ROYALTY PER COPY OF METATOOLS PRODUCT:  As to all listed products currently offered in the Territory, Licensee shall pay to MetaTools in US Dollars amounts equal to [**]% of the lowest price at which Products are currently offered in the world; [*****]. In this connection Licensee agrees to continue to supply Product to MetaTools existing customers at the current prices to such customers of which MetaTools informs Licensee in writing. This obligation shall not apply to Kai's Power Soap Special Edition or future products. As to Kai's Power Soap Special Edition, Licensee shall pay to MetaTools the sum of $[**] per copy sold in the Territory. Future product royalties shall be agreed on.


[*] - Confidential treatment requested

MINIMUM GUARANTEE OVER TERM:  $[*****] for the period through December 31, 1997 payable as noted below, PLUS a further Guarantee for the period January 1, 1998 - June 30, 1998 to be agreed upon no later than October 1, 1997 as a condition of the continuation of the Term for such six month period.

PAYMENT SCHEDULE:   $[*****] within 30 days of signing; $[*****] on or before
                    March 1,1997; $[*****] on or before June 1, 1997; $[*****]
                    on or before September 1, 1997; $[*****] on or before December 1, 1997

PRODUCT SUPPORT:    All technical support on Software sold in the Territory
                    shall be Licensee's responsibility

MANUFACTURING:      MetaTools will assist Licensee in contracting with the
                    manufacturer (Stream International) with no MetaTools markup

REPORTING           Licensee will provide MetaTools with detailed monthly
                    shipment reports and royalty payments if due. MetaTools will provide and accept Registration Cards and share the list with Licensee

MARKETING:          MetaTools will provide Licensee digital media of all
                    Software related sales, marketing and support items it generates at no charge. Licensee shall make available to MetaTools for use outside the Territory all Software related sales, marketing and support items it generates at no charge.

METATOOLS TRADEMARKS LICENSED:  METATOOLS / Kai's Power Tools / KPT / Kai's
                                Power Soap

Agreed, subject to METATOOLS Standard Terms and Conditions attached as Exhibit A to Software License dated June 28, 1996 between METATOOLS and Licensee's affiliated company, Up To Date, countersigned by Licensee's representative on the date hereof.

Dated:  December 30, 1996

Licensee /s/Prisma Express Distributionsgesellschaft GmbH
         ------------------------------------------------
METATOOLS /s/MetaTools, Inc.
          ------------------



[*] - Confidential treatment requested

Exhibit A

                    METATOOLS STANDARD TERMS AND CONDITIONS

         The following terms and conditions shall prevail except if in conflict with provisions set forth in the attached METATOOLS Software License.

1. Definitions.

(a) "METATOOLS Software" shall mean the German and specified foreign language object code versions of the software products listed on the attached METATOOLS Software License, and upgrades and all future products released during the term, provided in the form and media set forth on the attached METATOOLS Software License, and any additional specified foreign language versions of such METATOOLS Software subsequently developed by METATOOLS when available. The parties may mutually agree to amend the attached METATOOLS Software License in writing from time to time in the manner provided in section 14(a) below.

(b) "METATOOLS Documentation" shall mean any and all information relating to the METATOOLS Software, whether in machine readable or interpreted, pictorial, graphic, or other written form, including without limitation, narrative and instructional documentation, users guides, operational guides, and training guides generally provided by METATOOLS to end-users, together with METATOOLS then current standard end-user license agreement ("METATOOLS End-User License Agreement").

(c) "METATOOLS Product" shall mean one copy of the METATOOLS Software together with a set of METATOOLS Documentation, and accordingly, "METATOOLS Products" shall refer to multiple copies of the METATOOLS Software together with an applicable number of sets of METATOOLS Documentation.

2. METATOOLS License Grants.

(a) METATOOLS grants to Licensee an exclusive, non-transferable license, within the territory and during the term set forth on the attached METATOOLS Software License, to distribute license and promote and advertise METATOOLS Products subject to the conditions set forth herein. Additionally, subject to the conditions set forth herein, METATOOLS grants to Licensee, within the territory and during the term set forth on the attached METATOOLS Software License, a license to enter into agreements with third party original equipment manufacturers to bundle the METATOOLS Products with manufactured hardware.

(b) Licensee expressly acknowledges that it (i) may not sublicense any of its rights hereunder, (ii) bundle or combine METATOOLS Products with software products which are not proprietary to or licensed for use by Licensee, without the prior written consent of METATOOLS.

(c) omitted

(d) All intellectual property rights in or relating to the METATOOLS Product, including without limitation, the METATOOLS Software and METATOOLS Documentation and any modified versions thereof, including without limitation patents, copyrights or trademarks, are and shall remain the exclusive property of METATOOLS. Licensee represents and warrants to METATOOLS that it shall not attempt to translate, modify, decompile, disassemble or attempt to obtain the source code for the

METATOOLS Software or METATOOLS Documentation, and that all source code of the METATOOLS Software constitutes proprietary trade secrets of METATOOLS. Licensee shall not encumber the METATOOLS Product or any portion thereof during the term of the METATOOLS Software License. Except as otherwise provided by this agreement for Goo in Germany, Austria and Switzerland, METATOOLS retains the right to market and distribute METATOOLS Products worldwide through retail, distribution, and any other marketing channels as METATOOLS deems appropriate. Except as otherwise provided by this agreement for Goo in Germany, Austria and Switzerland, nothing in the METATOOLS Software License shall prevent METATOOLS, or its agents, representatives or assigns, from entering into a similar agreement with any other party, and the METATOOLS Software License shall not be construed to restrict either party from engaging in any activities with respect to competitive products.

(e) Licensee shall at its own expense manufacture METATOOLS Products and Licensee agrees that the packaging will display the METATOOLS End-User License Agreement in a manner such that it can be easily identified by an end-user, and will also include one registration and one upgrade card in such form as may be provided by METATOOLS from time to time, provided, METATOOLS failure to supply Licensee with the necessary registration and/or upgrade cards shall not preclude Licensee from distributing METATOOLS Products.

(f) Within ten (10) days from the Effective Date of the METATOOLS Software License, METATOOLS shall deliver to Licensee an electronic version or master copy of the METATOOLS Software and METATOOLS Documentation as set forth on the attached METATOOLS Software License. Licensee shall use such master copy/set to manufacture/reproduce the METATOOLS Product in accordance herewith. The METATOOLS Software shall be manufactured onto media of equal or better quality than those generally used by METATOOLS. Licensee shall have the right to reformat and print the METATOOLS Documentation but not alter its content and any reformatted METATOOLS Documentation shall be equal to or of better quality than the originally submitted METATOOLS Documentation. Within one week of Licensee's commencement of production of the licensed software, Licensee shall provide METATOOLS with ten (10) copies of METATOOLS Product, and any related materials produced in accordance herewith, including without limitation, product packaging, inserts and advertisements, for purposes of inspection, evaluation and approval. METATOOLS shall have the right to inspect any and all copies of the METATOOLS Software and METATOOLS Documentation manufactured or reproduced by Licensee hereby and shall have the exclusive right to prohibit distribution of any copies that METATOOLS reasonably deems unsuitable.

3. Royalties

(a) Licensee shall pay to METATOOLS a royalty specified on the attached METATOOLS Software License for each copy of the METATOOLS Software shipped by Licensee hereunder in accordance with generally accepted accounting principles, provided, intra-company and inter-company shipments between Licensee and Licensee's subsidiaries and/or affiliates shall not give rise to any royalty obligations. As a non-refundable guarantee and advance against said royalties, Licensee shall pay to METATOOLS the sums specified on the attached METATOOLS Software License as and when so specified.

(b) Licensee shall provide an initial report containing the information set forth below to METATOOLS within forty-five (45) days after the end of the calendar quarter during the Term of the METATOOLS Software License. Thereafter, Licensee agrees to provide quarterly reports to METATOOLS within forty-five (45) days after the end of each calendar quarter. Such reports shall be in ASCII format on diskette, accompanied by a hard copy, and shall set forth the number of copies of METATOOLS

Product produced during the reporting period, the number of METATOOLS Products distributed during the reporting period, and the appropriate royalty fee calculation for the reporting period, including amounts which must be withheld from payment to METATOOLS under applicable taxation laws. The report shall be signed by a duly authorized representative of the party submitting such report. ALL APPLICABLE ROYALTIES SHALL BE DUE AND PAYABLE IN FULL AT THE TIME SUCH QUARTERLY REPORTS ARE DUE. In the event that no Products are produced and distributed by either party during any quarter, the party failing to produce any Products shall so indicate in the quarterly report.

(c) Each of the parties respective obligations hereunder are exclusive of any shipping charges, federal, state, municipal or other governmental taxes, duties, excise taxes, tariffs, or withholdings now or hereafter imposed on the production, storage, sale, transportation, import, export, licensing, distribution, or use of the Products or any portion thereof. Such charges, together with any penalties and interest thereon, shall be paid by the respective parties, or in lieu of payment of any tax, each party shall provide an exemption certificate acceptable to the other party and the applicable authority.

(d) During the term of the METATOOLS Software License and for a period of two years thereafter, Licensee agrees to keep all usual and proper records and books of account and all usual and proper entries relating to the Products. Within ninety (90) days after receipt of the quarterly written report described above, METATOOLS, upon ten (10) days prior written notice, may cause an audit to be made of the applicable records of Licensee relating to the Products in order to verify statements issued by Licensee. Prompt adjustment shall be made to compensate for any errors or omissions disclosed by such audit. Any such audit shall be conducted by a corporate representative of METATOOLS during regular business hours at Licensee's offices and in such a manner as not to interfere with the normal business activities of Licensee and will not include access to Licensee's cost or profit information.

4. Term and Termination.

(a) The term of the METATOOLS Software License shall be that specified on the attached METATOOLS Software License.

(b) Either party may terminate the METATOOLS Software License (i) fourteen (14) days after providing written notice that a material breach of the METATOOLS Software License has occurred, if such breach has not been cured within such period.

(c) METATOOLS may terminate the METATOOLS Software License, on thirty (30) days written notice if Up to Date (i) becomes insolvent, (ii) files a voluntary petition for bankruptcy, or (iii) ceases to do business.

(c) In the event of termination or expiration of the METATOOLS Software License, Licensee is permitted to continue distributing any Products remaining in its inventories as of the date of termination or expiration in accordance with the terms and conditions of the METATOOLS Software License for a period of sixty
(60) days from the date of termination or expiration.

(d) In the event of termination or expiration of the METATOOLS Software License, Licensee shall immediately return to METATOOLS the master diskettes containing the METATOOLS Product and/or METATOOLS Documentation and any information of METATOOLS marked "Confidential," "Proprietary," or containing similar markings, including any copies thereof, together with a letter signed by a duly authorized representative of Licensee certifying that all such information has been returned.

(e) In the event of termination of the METATOOLS Software License due to a material breach by METATOOLS, METATOOLS shall refund to Licensee that portion of the Guaranteed Minimum Royalty that has not been fully recouped by Licensee, and to the extent that the entire Guaranteed Minimum Royalty has not been paid, no further payments shall be due for Licensee to METATOOLS. In the event of termination of the METATOOLS Software License due to a material breach by Licensee, the entire amount of the Guaranteed Minimum Royalty shall become immediately due and payable to METATOOLS, and no amount of the Guaranteed Minimum Royalty already paid shall be refunded, notwithstanding the fact that it has not been fully recouped by Licensee.

5. Warranty: Disclaimer.

(a) omitted

(b) METATOOLS warrants the METATOOLS Product directly to the end-user only in accordance with the terms and conditions set forth in the METATOOLS End-User License Agreement. METATOOLS MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE METATOOLS PRODUCT TO LICENSEE OR ANY OF ITS RE-SELLERS.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 6, LICENSEE AND METATOOLS DISCLAIM ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY. METATOOLS' SOLE LIABILITY FOR THE FAILURE OF ITS SOFTWARE TO OPERATE IN ACCORDANCE WITH THE SPECIFICATIONS INCLUDED WITH THE SOFTWARE (DETERMINED IN METATOOLS DISCRETION) SHALL BE REPLACEMENT WITH A FUNCTIONING COPY OF THE SOFTWARE OR A REFUND OF ITS PURCHASE PRICE.

6. Indemnity.

(a) omitted

(b) METATOOLS shall indemnify and hold Licensee harmless from and against and defend any claim, suit, or proceeding, and pay any settlement amounts or damages awarded by a court of final jurisdiction, arising out of claims by third parties that the METATOOLS Product infringes any copyright, patent, or trademark, provided that Licensee promptly notifies METATOOLS in writing of any such claim, suit, or proceeding, permits METATOOLS to control the defense or settlement thereof, and cooperates in the defense or settlement thereof. Licensee shall have the option of being represented by separate legal counsel at its own expense. METATOOLS shall have the right to demand that Licensee remit to METATOOLS any METATOOLS Product in Licensee's inventory which is the subject of a claim of infringement at any time following receipt of notice of such claim, such remittance to be made at METATOOLS'S direction and expense; and immediately upon notice of any claim, suit, or proceeding described above, Licensee shall discontinue distributing the METATOOLS Product, or the portion thereof, which is the subject of the claim of infringement. METATOOLS shall have no obligation under this Section 7(b) with respect to any claim of infringement of proprietary rights based upon any modification of the METATOOLS Product by Licensee or the combination, operation, or use of the METATOOLS Product with materials or products other than those set forth in the METATOOLS Software License.

7. Limitation of Liability.

(a) In the event that Licensee determines that an error exists in the METATOOLS software, METATOOLS shall use its best efforts to provide a corrected version of the software to Licensee in a timely manner, and such shall be the extent of METATOOLS' liability.

(b) UNDER NO CIRCUMSTANCES SHALL EITHER PARTY'S LIABILITY TO THE OTHER HEREUNDER INCLUDE, NOR SHALL EITHER PARTY BE LIABLE FOR, SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, TORT, OR COVER DAMAGES, INCLUDING WITHOUT LIMITATION, DAMAGES RESULTING FROM DELAY OF DELIVERY OR FROM LOSS OF PROFITS, DATA, BUSINESS, OR GOODWILL, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

8. Copyrights and Trademarks.

(a) Licensee acknowledges that METATOOLS is the exclusive owner of the trademark(s) designated on the attached METATOOLS Software License attached hereto and incorporated herein, and METATOOLS grants Licensee the right to use the trademark(s) solely as set forth herein. Licensee agrees that it will do nothing inconsistent with METATOOLS ownership of the trademark(s) and shall not use such trademark(s) in a disparaging manner. Licensee agrees that the nature and quality of all uses of METATOOLS trademark(s) by Licensee shall conform to standards set by METATOOLS from time to time, and Licensee shall include correct trademark notices on advertisements, sales literature, re-seller materials, other marketing materials, and packaging relating to the METATOOLS Product. Licensee shall provide samples of any and all such materials or packaging to METATOOLS for its prior approval. Licensee shall ensure that all METATOOLS Products distributed hereunder contain applicable copyright and trademark notices as specified by METATOOLS from time to time.

9. Confidentiality and Product Security.

(a) Each of the parties shall retain in confidence and not disclose, and may only use pursuant to the METATOOLS Software License, any and all written information provided to it by the other party and labeled as confidential or proprietary and any oral or visual information identified at the time of disclosure as confidential or proprietary (all of which such information constitutes trade secrets of its respective owner), unless the information sought to be disclosed or used (i) is published or otherwise publicly known at the time of its disclosure to either party or becomes publicly known through no fault of the party making such disclosure, (ii) is lawfully received by either party from a third party not bound in a confidential relationship with METATOOLS or Licensee, (iii) was already known by METATOOLS or Licensee at the time of disclosure, or (iv) is required to be disclosed under any law, governmental rule or regulation or court order; provided, however, that before making any use or disclosure in reliance on one of these exceptions, the party making such disclosure shall give the other party at least ten (10) business days' prior written notice specifying the applicable exception(s) and circumstances giving rise thereto.

(b) For five (5) years from and after the date of the METATOOLS Software License, termination or expiration notwithstanding, and without limiting the scope of the preceding paragraph, each party further agrees not to disclose to any third party any of the terms or provisions of the METATOOLS Software License, including without limitation, pricing terms, or information obtained from the other party concerning operations, business plans or other proprietary or confidential information, including without limitation, any proprietary technical information, without first obtaining the advance written approval of the other party, except as may be required by law or government regulation.

Notwithstanding the foregoing, either party may disclose the relationship established by the METATOOLS Software License when required by law or in response to a judicial or administrative process. Each party shall take reasonable steps to safeguard the confidentiality of any information so disclosed by such means as appropriate protective orders.

(c) METATOOLS and Licensee may make a joint announcement on or after a date mutually agreed upon with respect to the METATOOLS Software License and/or the Product. Prior to such announcement, if any, neither party shall make any announcement regarding the METATOOLS Software License or the subject matter thereof without the other party's prior written consent.

(d) The parties hereby agree that any breach of Sections 10(a) or 10(b) would constitute irreparable harm, and that a party shall be entitled to seek specific performance or injunctive relief to enforce Sections 10(a) or 10(b) in addition to whatever remedies such party may otherwise be entitled to at law or in equity.

10. Export.

METATOOLS and Licensee each acknowledge that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. METATOOLS and Licensee agree and represent that they will each comply with all United States laws and regulations controlling the export of commodities and technical data, as such laws and regulations may apply to the Products or Host Products, and each party shall be solely responsible for any violation of such by it, and will defend and hold the other party harmless in the event of any legal action of any nature occasioned by such violation.

11. Assignment.

Neither the METATOOLS Software License nor any interest herein may be sublicensed or assigned, in whole or in part, by either party hereto without the prior written consent of the other party, except that without securing such prior written consent, either party may assign the METATOOLS Software License to a successor to all or substantially all of its business. Each party may request that any permitted successor or assign affirm in writing its assumption of all liabilities and obligations of the assigning party to the non-assigning party.

12. Notices.

All notices requests provided for in the METATOOLS Software License shall be given in writing and shall be effective when either served by personal delivery or upon receipt via United States mail, return receipt requested, postage prepaid, or sent by facsimile transmission at the addresses first set forth above, or such other address as the parties may designate in accordance herewith:

          METATOOLS, INC.
          6303 Carpinteria Ave.
          Carpinteria, CA 93013
          Attn. Legal Department

If to Licensee: to that address set forth on the attached METATOOLS Software License.

13. Miscellaneous.

(a) Further Assurance: The parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the intent and purposes of the METATOOLS Software License.

(b) Merger and Amendment: The METATOOLS Software License constitutes the entire understanding of the parties with respect to the subject matter hereof and merges all prior communications, understandings. and agreements, whether written or oral. It shall not be modified except by a subsequently dated written amendment of the METATOOLS Software License, signed on behalf of both parties by their duly authorized representatives. All Exhibits hereto shall be signed and dated and shall constitute a part of the METATOOLS Software License.

(c) Binding Effect. Subject to the limitations set forth in the METATOOLS Software License, the METATOOLS Software License shall inure to the benefit of and be binding upon the parties, their successors, and permitted assigns. Any signed counterpart of the METATOOLS Software License shall be deemed originals.

(d) Severability. If any provisions of the METATOOLS Software License shall be held by a court of competent jurisdiction to be contrary to law or public policy, or otherwise unenforceable, the remaining provisions shall remain in full force and effect.

(e) Waiver. No term or provision hereof shall be deemed waived and no breach consented to or excused, unless such waiver, consent, or excuse shall be in writing and signed by the party claimed to have waived or consented. In the event either party consents, waives, or excuses a breach by the other party, such shall not constitute a consent to, waiver, or excuse of any other different or subsequent breach whether or not of the same kind as the original breach.

(f) Governing Law. THE METATOOLS SOFTWARE LICENSE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, EXCLUDING ITS CHOICE OF LAW RULES. In any dispute relating to the METATOOLS Software License, the parties hereto submit themselves to the jurisdiction of the tribunals of the State of California.

(g) Relationship of Parties. The parties hereto are independent contractors and neither party is an employee, agent, partner, or joint venturer of the other. Neither party shall have the right to bind the other to any agreement with a third party or to incur any obligation or liability on behalf of the other party.

(h) Authority. Each of the parties hereto represents and warrants to the other that (i) it has full power and authority to enter into the METATOOLS Software License and perform its obligations hereunder, and (ii) all necessary corporate action has been duly taken to authorize the individual signing below to sign the Agreement.

(i) Survival. The provisions of Sections 1, 4, 5, 6, 7, 8, 9, 10, 11 and 14 shall survive the termination or expiration of the METATOOLS Software License and continue according to their terms.